Exhibit 10.2

PURSUANT TO REG. S-K ITEM 601, CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBITBECAUSE IT IS (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICALY DISCLOSED

AMENDED AND RESTATED

DIGITAL BANKING PLATFORM OPERATING AGREEMENT

by and between

NEC Payments B.S.C.(c)

and

APPTECH CORP.

CLIENT: _______ NECP: ________	1 of 27

Amended and Restated

Digital Banking Platform Operating Agreement

(the ‘Agreement’)

This Agreement is made as of 11 February 2021:

By and between:

NEC PAYMENTS B.S.C.(c) a financial technology company with limited liability licensed in the Kingdom of Bahrain with Commercial Registration 92080-1 and whose principal place of business is at Office 32, Building 869, Road 3618, Block 436, Seef District, Kingdom of Bahrain (herein referred to as ‘NECP’)

and

APPTECH CORP., a corporation incorporated in the State of Wyoming whose principal office is at 5876 Owens Avenue, Suite 100, Carlsbad CA 92008, United States of America (‘CLIENT’),

NECP and CLIENT may be referred to individually as a ‘Party’ or collectively as the ‘Parties’.

RECITALS

WHEREAS, NECP is licensed and regulated in the Kingdom of Bahrain by the CBB as an ancillary services provider with the regulated activities of payment services provider and card processor and is also a principal member of certain Card Associations.

WHEREAS, NECP and CLIENT have entered into that Digital Banking Platform Operating Agreement with an effective date of 1 October 2020 (the “Initial Agreement”) relating to the manner in which NECP shall provide Implementation Services, Infrastructure, Inclusive Technical Support and Additional Technical Support to CLIENT supplementing the License Agreement (as each such term is defined in the License Agreement).

WHEREAS, NECP and CLIENT have simultaneously with the entering into of this Agreement, entered into an Amended and Restated Subscription License and Services Agreement on even date (the ‘License Agreement’) whereby NECP will license to CLIENT certain Digital Banking Technologies, Implementation Services, Infrastructure, Inclusive Technical Support and Additional Technical Support.

WHEREAS, the parties desire to amend, restate and replace the Initial Agreement in its entirety with this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

Unless otherwise defined herein, capitalised words and phrases used in this Agreement shall have the following meaning:

1.1.	‘Account’ means a record maintained by CLIENT against which Transactions effected by Account Holders via Cards are recorded by the Processing Services, and against which funds held on deposit are reconciled.

1.2.	‘Account Holder’ means a Person who has acquired an Account and a Card from CLIENT or from an Agent.

1.3.	‘Additional Technical Support’ means the provision by NECP to CLIENT of additional software engineering, implementation, project management, Infrastructure support, and software support on an ad-hoc basis over the term of the License Agreement as may be requested by CLIENT from time to time;

CLIENT: _______ NECP: ________	2 of 27

1.4.	‘Affiliate’ means an individual, association, partnership, corporation or joint-stock company, trust or other business entity (collectively referred to as a ‘Person’) that is an affiliate of any other Person that (i) directly or indirectly owns more than twenty percent (20%) of the voting power of all classes of voting stock of any such Person that is a corporation or (ii) owns more than twenty percent (20%) of the beneficial interests in income and capital of an entity other than a corporation.

1.5.	‘Agent’ means any legal entity or person who is contracted with and or employed by CLIENT and who may be selling or otherwise participating in the provision, selling, distributing, promoting, producing, processing or otherwise facilitating CLIENTS’ Products.

1.6.	‘Agreement’ means this Agreement and all Schedules and Attachments attached hereto as amended, modified and supplemented from time to time.

1.7.	‘Availability’ shall mean the period of time that Transactions are processed during a Monthly Period. Availability shall be calculated as the Monthly Availability Time minus Monthly Outage Time divided by Monthly Availability Time, expressed as a percentage.

1.8.	‘BIN’ means “Bank Identification Number” and is a number assigned to a Financial Institution by a Card Association for the purposes of identifying and routing electronic payment transactions.

1.9.	‘BIN Sponsorship’ means the provision of BIN ranges, the design and supervision of compliance frameworks, the management of Account Holder funds, and the performance of settlement with Payment Networks provided by Financial Institutions to enable CLIENT Products.

1.10.	‘Business Day’ means any day that is not a Friday, Saturday, Sunday or any other day on which banks or stock exchanges are required or authorized by Law to be closed in the Kingdom of Bahrain.

1.11.	‘Bylaws’ means any and all of the operating rules, bylaws and laws of Card Associations, Financial Institutions’ procedures and standards, applicable federal laws, and any regulations and guidance from any Regulatory Authority, as may from time to time be amended, modified, or supplemented to which a Party or the Parties may be subject to under the terms of or independently of this Agreement.

1.12.	‘Card’ means any card, virtual card number, mobile telephone, contactless enabled equipment or other hardware or software device that primarily accesses and performs Transactions against Accounts.

1.13.	“Card Association” means (i) MasterCard International Incorporated, (ii) Visa Incorporated, (iii) any other card-sponsoring organisation or association that contracts with Financial Institutions to switch and/or settle transactions effected with Cards by Account Holders and has been designated as a Card Association by mutual agreement (in writing) of NECP and Licensee, and (iv) any successor organisation or association to any of the foregoing organisations or associations.

1.14.	‘CBB’ means the Central Bank of Bahrain.

1.15.	‘Charges’ means any and all amounts payable by CLIENT to NECP under the terms of this Agreement including, but not limited to, the charges set forth in Schedule A attached hereto and which forms part of this Agreement.

1.16.	‘CLIENT Brand’ means the CLIENT trademark and any other trademarks, trade names, brands, insignia, logos, symbols, or decorative designs owned, licensed, or otherwise used by CLIENT or its Affiliates for their respective Products or otherwise from time to time.

1.17.	‘CLIENT Content’ has the meaning defined in Clause 3.8 of this Agreement.

1.18.	‘Confidential Information’ has the meaning defined in Clause 15.1 of this Agreement.

1.19.	‘Consulting’ means to assist in the definition of CLIENT’S Product & services and go-to-market strategy using the Digital Banking Technologies provided under the License Agreement include the following: (i) the identification and structuring of bank partner/sponsor, Card Association, and other third party networks/partner relationships as may be required to build Product & service use cases; (ii) the identification of market opportunities for digital financial services Product & service use cases for consumer, SME and corporate customers and how to address those opportunities and create competitive advantage; (iii) the identification of market opportunities to work with corporate partners in the fintech, banking and financial services segment to build digital financial services Product & service use cases for distribution by those corporate partners.

CLIENT: _______ NECP: ________	3 of 27

1.20.	‘Data Element’ means any unique combination of words, numerals, codes, personal identification numbers (PIN’s) or graphics handled by the Processing Services or transmitted by or through a host computer connected to the Digital Banking Technologies.

1.21.	‘Digital Banking Technologies’ means the software components provided by NECP that are listed in and provided to CLIENT under the terms of the License Agreement and that provide the following functionality: (i) Digital account maintenance and management; (ii) customer data processing; (iii) digital account and issuer card payment processing; (iv) financial network integration for issuer card processing with Card Associations; (v) compliance tools for customer on-boarding including Know Your Customer (‘KYC’), Anti-Money Laundering (‘AML’), Counter Financing of Terrorism (‘CFT’) & sanctions checking, and on-going transaction monitoring and suspicious transaction reporting; (vi) Financial control, reconciliation, general ledger and business information reporting; and (vii) If requested by CLIENT, and subject to specification, mutual consent and where applicable additional commercial terms, financial network integration with other Payment Networks.

1.22.	‘Documentation’ means any and all information, including, but not limited to, specifications, technical data, instructions, explanations, diagrams, schematics, pictures, photographs, screen shots, training manuals, and other literature in any and all hard copy and/or soft copy formats that describes or is associated with the Processing Services and the Digital Banking Technologies or usage of the same that may be provided by NECP to CLIENT under the terms of this Agreement.

1.23.	‘Effective Date’ means 18 December 2020.

1.24.	‘Excusable Downtime’ includes any time during and/or resulting from: (a) NECP maintenance, notified to CLIENT in writing at least twenty-four (24) hours in advance; (b) Outages to the extent requested or caused by CLIENT or one acting on CLIENT’S behalf; (c) acts or omissions of CLIENT, Agents or third parties; (d) unavailability of elements of the Digital Banking Technologies provided by third party suppliers; (e) loss of service due to problems with services beyond the NECP points of demarcation; and (f) any event as described in Clause 17.6. NECP will be relieved of responsibility for any Service Level Default(s) and any associated Service Level Credits to the extent NECP’s failure to meet such Service Level(s) is attributable to Excusable Downtime.

1.25.	‘Financial Institution’ means a bank or financial services institution that is a member of one or more Payment Networks and is appropriately licensed and regulated by a Regulatory Authority.

1.26.	‘Funding’ means the financial close by CLIENT of one or more tranches of funds totaling at least Seven Hundred and Seven Thousand Five Hundred United States Dollars (US$707,500) as part of the Capital Raise (as such term is defined in the License Agreement).

1.27.	‘Funding Date’ means the achievement of a Funding no later than 5 March 2021 or such other date as may be agreed in writing by the Parties.

1.28.	‘Go Live Date’ shall be the date on which NECP has delivered the first CLIENT Product configurations meeting CLIENT’s agreed business requirements.

1.29.	‘Implementation Services’ means to facilitate (i) the implementation and configuration of the Digital Banking Technologies provided under the License Agreement; (ii) the installation of the Digital Banking Technologies provided under the License Agreement in infrastructure hosted on either Microsoft Azure or Amazon Web Services public cloud services (the ‘Infrastructure’); and (iii) the training of CLIENT personnel in the operation and use of certain modules and functions of the Digital Banking Technologies provided under the License Agreement.

1.30.	‘Inclusive Technical Support’ means the provision by NECP to CLIENT of software and Infrastructure support on an on-going basis over the term of the License Agreement.

1.31.	‘Intellectual Property Rights’ means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) (including logos, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

CLIENT: _______ NECP: ________	4 of 27

1.32.	‘ISO’ means a third-party trading as an independent sales organization providing payment processing services to merchants.

1.33.	‘ISV’ means a third-party trading as an independent software vendor.

1.34.	‘Monthly Availability Time’ shall mean the total number of minutes in the Monthly Period (and adjusted for Monthly Outage Time).

1.35.	‘Monthly Outage Time’ shall mean the total number of minutes of all Outages in a Monthly Period.

1.36.	‘Monthly Period’ shall mean the period of time beginning the first day of any given month, starting at 12:00:00 am, to the last day of that month, at 11:59:59 pm.

1.37.	‘NECP Brand’ means the NECP brand mark and any other trademarks, trade names, insignia, logos, symbols, or decorative designs owned, licensed, or otherwise used by NECP or its Affiliates, as expressly identified in Schedule C.

1.38.	‘NECP IP’ has the meaning defined in Clause 8.1 of this Agreement.

1.39.	‘Outage’ shall mean any time on or after the Go Live Date when the Digital Banking Technologies are not available unless during or due to: (a) Excusable Downtime; (b) any acts or omissions by CLIENT, including breach of this Agreement; (c) impossibility of performance (as defined in Clause 17.6 of this Agreement). An Outage begins when NECP is notified of it and ends when Availability is restored.

1.40.	‘Operations Activities’ shall mean to (i) configure Product & service use cases on the Digital Banking Technologies provided under the License Agreement as instructed by CLIENT, and (ii) support the operational, compliance and financial control of Products & services built using the Digital Banking Technologies provided under the License Agreement.

1.41.	‘Payment Network’ means any Card Association, electronic funds transfer (EFT) network, remittance network, and any other organisation or association that routes Transactions performed using Cards to the Processing Services or otherwise links to the Digital Banking Technologies for the processing of Transactions.

1.42.	‘PCI Standards’ shall mean, collectively, those applicable (i) the Payment Card Industry Data Security Standards (PCI-DSS), (ii) PIN Security Requirements, (iii) PIN Entry Device Security Requirements, (iv) Encrypting PIN PAD (EPP) Security Requirements, and (v) Payment Application Data Security Standard (PA-DSS), and the same as may be revised from time to time.

1.43.	‘Processing Services’ means customer data processing, digital account and issuer card payment processing and financial network integration for issuer card processing with Card Associations as enabled by the provision of the Digital Banking Technologies under the License Agreement.

1.44.	‘Products’ means CLIENT’S digital financial services products and related services including, but not limited to, the provision of Accounts and Cards which utilise the Digital Banking Technologies and Processing Services to Account Holders. The Products may be distributed by CLIENT or through its Agents and may carry the CLIENT Brand or other such branding as may be developed by CLIENT and or CLIENT in conjunction with Agents.

1.45.	‘Regulatory Authority’ means, as the context requires and as they may have jurisdiction over one or more parties to this Agreement: the Central Bank of Bahrain and any other financial services Regulator, Ministry, Government Department or other any agency having jurisdiction over NECP and or the CLIENT.

1.46.	‘Service Level’ means the level of performance in the provision of particular Processing Services and Digital Banking Technologies that shall be measured using the Service Level Agreement attached hereto in Schedule B.

1.47.	‘Service Level Credit’ shall mean the percent of the relevant month’s NECP Charges or a USD amount to be credited to CLIENT within sixty (60) days of the end of the Monthly Period during which the relevant Service Level Credit was earned in accordance with Clause 3.4 below. Service Level Credits may not be redeemed for cash or used in any manner other than as specifically set forth in this Agreement.

CLIENT: _______ NECP: ________	5 of 27

1.48.	‘Service Level Default’ will be deemed to have occurred whenever NECP’s level of performance for a particular Service Level fails to meet the Service Level so designated in Schedule B of this Agreement.

1.49.	‘Term’ has the meaning defined in Clause 11 of this Agreement.

1.50.	‘Transaction’ means any request, query, credit, debit or other instruction received from Account Holders handled by the Processing Services or from a Payment Network or other internal or external source that is processed by the Digital Banking Technologies.

1.51.	‘Variable Data Elements’ are parts of the Data Element which vary from one transaction to another.

2.	APPOINTMENT OF NECP FOR PROCESSING SERVICES AND BANKING-AS-A-SERVICE

2.1.	Appointment

Upon the Effective Date CLIENT appoints and NECP accepts the appointment as provider of Processing Services and Digital Banking Technologies in the Territory, under the terms and conditions of this Agreement, to CLIENT or any of its Agents and/or Account Holders, as directed by CLIENT.

2.2.	Non-Competition

A.	CLIENT agrees that it shall not compete with NECP, or any of its Affiliates, including but not limited to APISO S.P.C., to provide payment integration solutions using virtual payment scheme cards in the travel, insurance and logistics industries; and

B.	NECP agrees that it shall not provide direct commercial proposals for any Products or services that may be built using the Digital Banking Technologies provided under the License Agreement to any existing customer of CLIENT or any prospective customer that is already engaged with CLIENT during the term of the License Agreement and this Agreement.

3.	THE DIGITAL BANKING TECHNOLOGIES, PROCESSING SERVICES AND OPERATIONAL ACTIVITIES

3.1.	Access To the Digital Banking Technologies

NECP shall deliver to CLIENT all user IDs and passwords as necessary for CLIENT to access and utilise the Processing Services via the Digital Banking Technologies in accordance with this Agreement.

3.2.	Implementation Services and Operations Activities to be provided by NECP

NECP will operate the Digital Banking Technologies in order to provide Processing Services and enable CLIENT to develop and operate its Products, and its Agents, Affiliates, and Account Holders (as applicable, all as directed by CLIENT) to sell, promote, market, distribute and use Products and related Accounts and Cards. Pursuant to this Clause 3.2, NECP will provide the following services to CLIENT:

A.	the provision of the Implementation Services and installation of the Digital Banking Technologies on the Infrastructure as defined in the License Agreement. CLIENT understands and agrees to pay any and all charges relating to the Infrastructure to NECP on first demand in compliance with the terms of the License Agreement.

B.	NECP will maintain appropriate communications lines and equipment required to connect the Digital Banking Technologies and Processing Services to and process Transactions with Card Associations.

C.	NECP shall provide reasonable assistance with the installation of appropriate communication lines and equipment to facilitate CLIENT’S access to the Digital Banking Technologies and to facilitate connectivity between the Digital Banking Technologies and Processing Services and additional Payment Networks requested by CLIENT. CLIENT understands and agrees to pay any and all charges relating to the installation and use of such lines and equipment directly to the provider of such lines and equipment.

CLIENT: _______ NECP: ________	6 of 27

D.	NECP agrees to provide adequate security such that the Digital Banking Technologies and Processing Services are properly secured and protected and where necessary are and remain compliant with PCI Standards and ISO27001 Information Security Management System.

E.	NECP agrees to provide training to CLIENT personnel in the operation and use of certain modules and functions of the Digital Banking Technologies.

F.	NECP shall provide user manuals, training materials and other Documentation for CLIENT’S use as NECP finds necessary to enable CLIENT personnel and/or Agents to become familiar with the Digital Banking Technologies. CLIENT acknowledges and agrees that all such Documentation remains, at all times, NECP’s property.

G.	NECP shall provide appropriately qualified and trained human resources to perform compliance and financial control activities related to CLIENT Products in support of CLIENT personnel.

H.	NECP shall provide appropriately qualified and trained human resources to perform Consulting activities to support CLIENT personnel in identifying and achieving CLIENTs’ business objectives.

I.	NECP will provide CLIENT with a reasonable means to contact NECP during and after normal business hours for Inclusive Technical support and Additional Technical Support. In this regard and for this purpose, NECP will provide CLIENT with contact information for a help desk available twenty four (24) hours a day, every day of the year.

3.3.	Procedure for Commencement of Operations Activities

A.	As soon as practicable after the Effective Date, but not prior to the Funding Date, NECP shall configure the Infrastructure and deploy the Digital Banking Technologies under the terms of the License Agreement to make ready for configuration, and CLIENT shall collaborate with NECP resources to develop a business requirements specification document in a mutually agreeable form to describe the functionality required by the CLIENT for its launch Product(s).

B.	After CLIENTs’ acceptance of the completed business requirements specification document, NECP shall configure the Digital Banking Technologies and Processing Services consistent with the business requirements, and notify CLIENT to conduct go live testing (the “Go Live Notice”). NECP shall provide CLIENT access to the Digital Banking Technologies and Processing Services for the purpose of testing to ensure compliance with the business requirements; and it shall reply to NECP within twenty (20) Business Days after the Go Live Notice that the Digital Banking Technologies and Processing Services, as so configured, is acceptable, or that the Digital Banking Technologies and Processing Services fail to so comply, together with the identification of specific deficiencies. CLIENT’S failure to give the aforesaid reply to the Go Live Notice within the twenty (20) Business Day period shall be deemed to be an acceptance of the Digital Banking Technologies and Processing Services by CLIENT, and the Go Live Date shall be as of the last day of that twenty (20) Business Day period.

C.	If CLIENT notifies NECP that the Digital Banking Technologies has failed to meet the specifications in the business requirements, NECP shall correct the deficiencies identified by CLIENT after the receipt of CLIENT’S written notice. CLIENT shall then have ten (10) Business Days to inspect, test and reevaluate the Digital Banking Technologies and Processing Services once such deficiencies are addressed. If CLIENT fails to either accept or reject the corrected Digital Banking Technologies during that time, the Digital Banking Technologies shall be deemed to have been accepted by CLIENT, and the Go Live Date shall be as of the last day of that ten (10) Business Day period. If the Digital Banking Technologies still do not meet the specifications in the business requirements, the procedures described above shall be repeated until the deficiencies are corrected.

CLIENT: _______ NECP: ________	7 of 27

D.	Following the acceptance of the Digital Banking Technologies by CLIENT as described in Clauses 3.2B and 3.2C herein CLIENT shall deliver to NECP a final and complete working version of any software applications that it has developed for integration with the Digital Banking Technologies and Processing Services along with any tools necessary for NECP to perform quality assurance and security testing. NECP shall provide to CLIENT a copy of the quality assurance and security testing script and shall complete quality assurance and security testing within twenty (20) Business Days and report any deficiencies to CLIENT. CLIENT shall correct the deficiencies identified by NECP and provide an updated version of the relevant software applications for revalidation. The processes described in this Clause 3.3D shall be repeated until all deficiencies are correct to the satisfaction of NECP and CLIENT. If at any time during the Term CLIENT makes any material changes or issues a new release to its software applications the process described in this Clause 3.3D herein shall be repeated.

E.	CLIENT may request new Products to be configured at any time during the Term of this Agreement. NECP shall, subject to the payment of associated Charges, proactively work with CLIENT in the develop of business requirements specifications for such new Products and will revise the configuration Digital Banking Technologies to conform to the mutually agreed business requirements. Upon completion of such configuration NECP shall notify CLIENT to conduct go live testing and the process outlined in Clauses 3.3B, 3.3C and 3.3D shall be repeated.

F.	CLIENT may request Consulting at any time during the Term of this Agreement. NECP shall, subject to the payment of associated Charges, provide appropriately qualified and trained human resources to proactively work with CLIENT to understand the scope of the request for Consulting and define and execute strategies to satisfy the request and assist CLIENT to meet its business objectives.

G.	Following the Go Live Date NECP shall work proactively with CLIENT to ensure that sufficient human resources are made available and provided with user IDs and passwords to access the Digital Banking Technologies and perform operational compliance and financial control tasks within the Service Levels agreed for such activities.

3.4.	Maintenance of Service Levels

A.	Service Level. The Service Levels will be as defined in Schedule B attached.

B.	Maintenance: NECP will use commercially reasonable efforts to notify CLIENT prior to the performance of any maintenance that can be reasonably expected to cause an Outage. Such maintenance may include upgrades from time to time in order to operate the Processing Services and ensure continuity of service from the Digital Banking Technologies and Infrastructure. As with all non-emergency maintenance, upgrades will be performed only after at least twenty-four (24) hours advance notice and in an effort to minimise any disruption of the Processing Services and access to the Digital Banking Technologies. CLIENT acknowledges and agrees these procedures are essential to NECP’s ability to operate the Digital Banking Technologies and Processing Services and that it is CLIENT’S responsibility to ensure NECP and its agents have sufficient access to CLIENT’S facilities and personnel in order to provide advance notice, perform maintenance and minimise Outages.

C.	Tracking and Support. NECP will monitor the Processing Services and Digital Banking Technologies 24 hours a day, 365 days a year to minimise Outages and will track Outages reported by CLIENT and tracked by NECP’s monitoring activities.

D.	Service Level Credits. In the event of a Service Level Default, NECP will provide the Service Level Credit to CLIENT as defined in Schedule B. The remedies stated in Schedule B are CLIENT’S sole and exclusive remedies and NECP’S entire liability for any Outage.

3.5.	Changes

A.	NECP will continually review the features of the Digital Banking Technologies and Processing Services to identify improvements to services and security and to comply with the requirements of Regulatory Authorities, Payment Networks and Card Associations, if any, applicable to data and information processed in the course of operating the Digital Banking Technologies and Processing Services.

B.	NECP reserves the right to make changes in Processing Services and or the Digital Banking Technologies, including but not limited to software, Data Elements, Variable Data Elements, operating procedures, communications circuits, and or the Infrastructure where such changes are required to meet the instructions of Regulatory Authorities, Payment Networks and Card Associations and will provide CLIENT with reasonable notice of any such change that affects CLIENT’S normal operating procedures or an interface with the Digital Banking Technologies or Processing Services, prior to implementation of such change.

CLIENT: _______ NECP: ________	8 of 27

C.	Where changes are made by NECP at its sole discretion, CLIENT shall be offered the option by NECP to avail such changes to the Digital Banking Technologies and Processing Services subject to the payment to NECP of any associated Charges.

D.	Where changes to the Digital Banking Technologies and Processing Services are requested by CLIENT, NECP shall review such requests in good faith and provide a specification, timeline and additional Charges related to the implementation of such changes for the CLIENT’S review. Upon acceptance of the specification and additional Charges NECP shall use its best endeavours to complete and deploy such changes within the proposed timeline.

3.6.	CLIENT’S Covenants

CLIENT covenants and agrees as follows:

A.	CLIENT shall only input information and data to the Processing Services and or Digital Banking Technologies in a format and manner and using Data Elements and Variable Data Elements approved by NECP. CLIENT will provide at its own expense all equipment, computer software, communication lines, interface devices and licenses required to access the Processing Services and Digital Banking Technologies from CLIENT’S locations.

B.	CLIENT shall maintain appropriate technical points of contact responsible for management of operations and support activities.

C.	CLIENT shall pay any and all fees, charges or other financial dues to NECP accruing in connection with the provision of Digital Banking Technologies and Processing Services including but not limited to the following:

(i)	Any and all fees and expenses relating to Payment Networks and or Card Associations incurred in relation to Products.

(ii)	Any and all fees and expenses relating to the provision of Infrastructure by cloud computing services providers Microsoft Azure or Amazon Web Services.

(iii)	Any and all unrecoverable losses sustained directly by NECP from any Transactions on Cards as a result of fraud, misappropriation or any other reason resulting for the actions or inactions of CLIENT, Agents and or Account Holders.

D.	CLIENT shall not engage, directly or indirectly, in any Prohibited Activity as defined in this Clause including without limitation, any one of the following (each, a “Prohibited Activity”): (i) fraudulent activity; (ii) activity that causes NECP to violate a Payment Network rule; (iii) operating in a manner which causes a Regulatory Authority agent to investigate CLIENT’S practices, or NECP as a result of CLIENT’S practices; (iv) any other activity that may result in undue economic hardship or damage to the goodwill or reputation of NECP or a Payment Network; (v) any representation or presentation by CLIENT that it is a member of a Payment Network, a Financial Institution, and or the owner or operator of the Processing Services and or Digital Banking Technologies .

E.	CLIENT shall assume responsibility for addressing fraud or data compromise alerts communicated to CLIENT by NECP in a timely manner and otherwise in accordance with NECP’s requirements as provided to CLIENT from time to time.

F.	CLIENT shall only use the Digital Banking Technologies and Processing Services as described in the License Agreement, this Agreement and the Documentation. CLIENT shall use all commercially reasonable efforts to ensure that its Agents, Account Holders and any other persons that it enables to access and use the Digital Banking Technologies and Processing Services shall also only use the Digital Banking Technologies and Processing Services as described in the License Agreement, this Agreement and the Documentation. CLIENT agrees that it will maintain all standard operational procedures developed from time to time by NECP as may be provided orally or in writing to CLIENT. In the event that CLIENT shall enable its Agents or Affiliates to access and use the Digital Banking Technologies and Processing Services it agrees that it shall execute an agreement with the relevant Agents and/or Affiliates under terms that materially conform to the terms and conditions set forth in this Agreement.

CLIENT: _______ NECP: ________	9 of 27

G.	CLIENT shall at its own cost and expense prior throughout the Term purchase and maintain a professional indemnity and cyber risk insurance policy the contents and terms of which shall be pre-approved by NECP and which shall provide minimum cover per event of no less than One Million Dollars (US$1,000,000).

3.7.	Payment Network and BIN Sponsorship Agreement

If requested by CLIENT and agreed by NECP, NECP shall provide technical integration to Payment Networks, Card Associations and Financial Institutions providing BIN Sponsorship and other services to enable the CLIENT to issue Accounts and Cards to Account Holders that are eligible to perform Transactions on an inter-network basis. NECP’s agreement to enable CLIENT’S Products to utilise such Payment Networks, Card Associations and BIN Sponsorship using NECP’s technical integration is subject to the following terms and conditions:

A.	CLIENT will indemnify NECP against any and all cost, expenses, loss or liability that may occur as a result of Product activities.

B.	CLIENT will enter into an agreement with each Financial Institution providing BIN Sponsorship, and will operate within and abide by the operating rules established by each such Financial Institution, and pay any associated fees imposed by each such Financial Institution; and

C.	If so required CLIENT will register and enter into an agreement with each Payment Network in which CLIENT elects to participate, and will operate within and abide by the operating rules established by each such Payment Network, and pay any associated fees imposed by each such network; and

D.	The clearing of Transactions and reconciliation of payments with each Payment Network, Card Association and Financial Institution providing BIN Sponsorship will be in accordance with settlement procedures established between CLIENT and each such Payment Network, Card Association and Financial Institution and shall be subject to approval by NECP; and

E.	CLIENT shall be solely responsible for all Payment Network, Card Association, and BIN Sponsorship fees, dues, assessments, registration costs and other service fees related to Products. CLIENT indemnifies NECP against any such costs and/or expenses and agrees that it shall refund any such costs and/or expenses that may arise to or be handled by NECP as a result of CLIENT’S and or Product activities providing that they are passed-on at cost.

3.8.	CLIENT Content

CLIENT is and shall be solely responsible for the creation, renewal, update, deletion, control and all other aspects of the management of any files, software, graphics, audio, video, text, data or other objects including but not limited to the CLIENT Brand and any materials originating or transmitted from CLIENT or any server owned or operated by CLIENT and/or its Agents, Account Holders and others, that is routed to, passed through and/or uploaded and stored on or within the Digital Banking Technologies or otherwise transmitted or routed using the Processing Services (the “CLIENT Content”). In the event CLIENT becomes aware that any CLIENT Content infringes the intellectual property or other rights of a third party, CLIENT shall take immediate steps to remove such CLIENT Content and ensure that it will not be routed to and/or pass through the Digital Banking Technologies and or the Processing Services.

3.9.	Advertising

A)	NECP agrees that CLIENT may advertise the Processing Services and or Digital Banking Technologies in advertising or media of CLIENT’S choice to promote Products and market and sell to Agents.

B)	CLIENT agrees that any and all advertising and promotion of the Processing Services and or Digital Banking Technologies and or use of the NECP brand shall comply with NECP’s brand guidelines and advertising policies as may be specified in writing from time to time by NECP.

CLIENT: _______ NECP: ________	10 of 27

4.	DOCUMENTATION

NECP will provide Documentation to CLIENT in respect of the Operations Activities, Processing Services and Digital Banking Technologies. This documentation may include presentations, manuals, scripts, audio or visual media, software and other materials as NECP may feel is necessary to demonstrate the Operations Activities and the features and functions of the Processing Services and Digital Banking Technologies. NECP may from time to time as it sees fit issue updates to the Documentation or develop new Documentation and provide such to CLIENT.

5.	TRAINING

CLIENT is obligated under the terms of this Agreement to train its Affiliates, Agents and any other persons that it enables to access and use the Processing Services and Digital Banking Technologies in the correct operation of the Processing Services and Digital Banking Technologies. No Affiliate, Agent, employee, other persons shall be provided with access to or use the Processing Services and Digital Banking Technologies in production until such training has been completed. NECP’s reasonable assistance in providing such training is not to be unreasonably withheld.

6.	CHARGES

6.1.	Charges

Unless otherwise stated, in accordance with Schedule A, CLIENT agrees without limitation to pay all Charges due to NECP upon the receipt of a monthly invoice from NECP for any and all Operations Activities that NECP may provide to CLIENT from time to time.

NECP shall have the right to increase the Charges at any time and provide CLIENT with a revised version of Schedule A, if the increase in Charges is due to and directly in proportion with a demonstrable increase in NECP’s underlying costs, for example but not limited to: costs associated with Payment Networks and or Card Associations and or Financial Institutions providing BIN Sponsorship and or Bylaws and or the requirements of Regulatory Authorities. In such circumstances the increase in Charges shall take effect and CLIENT shall be obliged to pay the increased Charges commencing from the billing month following CLIENT’S notification by NECP and provision of the revised version of Schedule A.

In addition, commencing twenty-four (24) months following the Go Live Date, NECP may adjust its Charges annually after no less than sixty (60) days written notice to CLIENT; provided that no increase in NECP Charges other than for professional services rendered shall exceed two and a half percent (2.5%) per annum.

If NECP should handle and/or pass-on fees to CLIENT that are due to the Payment Networks, Card Associations, Financial Institutions providing BIN Sponsorship, providers of Infrastructure, and/or other third party, NECP shall have the right, at its reasonable discretion, to require CLIENT to pre-fund and maintain a credit balance in an account accessible to NECP an amount not less than the average monthly value of such fees in the preceding rolling three (3) month period in order to ensure timely payment to the relevant third party.

In the event that NECP develops new technologies, features and/or services and these technologies, features and/or services are adopted and used by CLIENT as a part of the Operations Activities, CLIENT agrees that it shall be liable to pay additional Charges (as applicable) that may not currently form a part of Schedule A. In such circumstances NECP shall provide CLIENT with a revised version of Schedule A and CLIENT shall be obliged to pay the increased Charges commencing from the billing month following CLIENT’S notification by NECP and provision of the revised version of Schedule A.

6.2.	Billing and Payment of Charges

Unless otherwise agreed by NECP in writing, CLIENT agrees without limitation to pay NECP Charges due under the terms of this Agreement monthly by bank transfer within fifteen (15) Business Days of the receipt of each monthly invoice from NECP. Furthermore CLIENT agrees that it shall pay all invoices raised by NECP in respect of Charges in full and that it shall neither make nor assert any right of deduction or set-off for any reason including Charges or amounts that may be in dispute.

CLIENT: _______ NECP: ________	11 of 27

NECP shall provide CLIENT sufficient data to support the calculation of the Charges included in each monthly invoice and to enable CLIENT to determine the accuracy of such Charges. CLIENT retains the right to reasonably dispute invoices. The Parties agree to resolve any dispute in connection with Charges through good faith negotiations. If the Parties do not promptly resolve any such dispute, the matter shall be submitted to arbitration as set forth in Clause 17.4 herein.

6.3.	Late Charges and Service Suspension

NECP Charges not paid by the due date falling fifteen (15) days following CLIENT’S receipt of invoice will accrue interest at a monthly rate of two and a half percent (2.5%) from the due date until paid in full. Should NECP Charges remain outstanding for longer than thirty (30) days following CLIENT’S receipt of invoice NECP shall have the right to issue a default notice. If the relevant NECP Charges remain outstanding fifteen (15) days following CLIENT’S receipt of a default notice NECP shall have the right to suspend the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies forthwith including disabling CLIENT’S access to the Processing Services and Digital Banking Technologies and suspending the creation of new Account, Card and Transaction records until such time as the relevant NECP Charges are paid in full. Suspensions of services resulting from non-payment of Charges shall not be counted as Outages and no such suspension shall relieve CLIENT of any of its obligations under the terms of this Agreement, including without limitation, its obligations to pay overdue Charges or any other Charges due.

6.4.	Taxes

Prices set forth herein are exclusive of all taxes. CLIENT shall pay without limitation (and NECP shall have no liability for) any taxes, tariffs, duties and other charges or assessments imposed or levied by any Regulatory Authority and/or other government agency and/or third party in conjunction with this Agreement and the Processing Services and Digital Banking Technologies provided hereunder with the exception of any taxes, tariffs, duties and other charges or assessments falling due on NECP’s income which shall be the responsibility of NECP.

7.	FREEDOM OF ACTION

7.1.	CLIENT Commercial Approach

CLIENT is free to determine its commercial approach to selling Products, selecting and appointing Agents, and/or reselling the Processing Services and Digital Banking Technologies including but not limited to how and at what rates it charges Affiliates, Agents and/or Account Holders for using Products and/or services derived from or using the Processing Services and Digital Banking Technologies. If NECP should be invited to assist CLIENT in the formation of its commercial approach as a part of its Consulting activities it’s suggestions shall not be considered binding in any way and NECP shall accept no liability whatsoever for the correctness, suitability or marketability of the output of its Consulting activities or its suggestions in respect of CLIENT’S commercial approach.

7.2.	Fair Trading and No-Discrimination

NECP shall not be held responsible in any circumstances, and CLIENT agrees unconditionally that CLIENT and its Affiliates and Agents will not to undertake any actions that could result in NECP’s liability, for unfair or unlawful trading or discrimination on any basis including but not limited to its commercial approach, terms, Product features, services, marketing, or any other matter relating to Products managed under the Operations Activities or as a result of CLIENT reselling the Processing Services and Digital Banking Technologies.

7.3.	NECP Services

NECP reserves the right, at any time, without any liability to determine the services that it offers including but not limited to the contents, features and functions of the Operations Activities. NECP is free to make any upgrades, downgrades or other modifications to the Operations Activities at any time at its sole discretion, so long as such modifications do not result in a material breach of this Agreement.

CLIENT: _______ NECP: ________	12 of 27

7.4.	Resources and the Provision of Services

7.4.1.	Selection and Appointment of Employee and NECP agents

NECP shall have sole and absolute discretion in the selection and appointment of employees and NECP agents responsible for performing the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, and Operations Activities and managing the Processing Services and Digital Banking Technologies.

7.4.2.	Subcontracting

NECP may, in its sole and absolute discretion, subcontract with third parties to provide any of the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, and Operations Activities to CLIENT and to provide the Infrastructure and manage the Processing Services and Digital Banking Technologies so long as such subcontracting does not result in a material breach of Service Levels and/or other terms of this Agreement. Any such subcontracting arrangement shall not release NECP of its obligations to CLIENT under the terms of this Agreement and NECP shall remain fully liable to CLIENT for any breach of this Agreement caused by a subcontractor.

8.	BRAND AND INTELLECTUAL PROPERTY RIGHTS

8.1.	Software, Brand and Services.

CLIENT acknowledges, without any limitation, that NECP and or its suppliers own all rights, title and interest in and to the Digital Banking Technologies, Infrastructure design and methodology, Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, and Operations Activities and or any other technology, business process, service, or solution owned or developed by NECP including any improvements thereon by NECP or CLIENT, the NECP Brand, and other Intellectual Property Rights under NECP’s control (collectively “NECP IP”). CLIENT acknowledges that the NECP IP is formed of and constitutes proprietary information and trade secrets that are the sole and exclusive property of NECP and or its suppliers and that the NECP IP is protected by patent, copyright, trademark, trade secret and similar laws and international treaties. NECP shall own all right, title and interest in Intellectual Property Rights created during the term of this Agreement solely or jointly with Client and/or Client subsidiary and related to or useful with the Digital Banking Technologies, Infrastructure design and methodology, Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, and Operations Activities and or any other technology, business process, service, or solution owned or developed by NECP during the fulfillment of this Agreement. This Agreement and the License Agreement and the limited and revocable rights granted therein do not constitute, and do not imply, that any right, title or interest in or to the NECP IP or any associated Intellectual Property Rights are conveyed or granted to or inure to the benefit of CLIENT. CLIENT agrees and acknowledges that the license and usage rights described in this Agreement and the License Agreement and any benefit that it may accrue through the Digital Banking Technologies, Infrastructure design and methodology, Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, and Operations Activities and or any other technology, business process, service, or solution owned or developed by NECP including any improvements thereon by NECP or CLIENT under the terms of this Agreement and the License Agreement are conditional upon CLIENT’S compliance with this Agreement and the License Agreement, timely payment of the Charges, and the receipt and payment for any third party licenses that may be required, and are revocable in accordance with the terms of this Agreement and the License Agreement. Furthermore CLIENT agrees it will not at any time whether during the term of this Agreement and or the License Agreement or not assert any ownership or interest in or to the NECP IP and that it will not question or otherwise challenge either directly or indirectly the validity of any registration or application for registration of any Intellectual Property Rights to the NECP IP or other intellectual property that NECP may develop in the future. All use of the NECP IP will inure to the benefit of NECP except as expressly provided for under the terms of this Agreement and the License Agreement.

8.2.	Representation and Warranty

NECP represents and warrants that to the best of its knowledge it owns, or has adequate rights to use the Digital Banking Technologies and NECP Brand as required to provide the Processing Services, Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, and Operations Activities. NECP makes no representations and warranties, and does not assume any liability to CLIENT or others in respect of any third party patent, Intellectual Property Rights or other rights that CLIENT may be required to obtain a license for or other form of permission to use or benefit from.

CLIENT: _______ NECP: ________	13 of 27

8.3.	No Passing Off

CLIENT may not at any time, adopt, register, use, or attempt to adopt, register or use any word, phrase or mark which is similar to, bears any resemblance to, or could be construed as being similar to or resembling, any element of the NECP Brand without first obtaining NECP’s written approval.

8.4.	Service Marks of Card Associations, Payment Networks and Financial Institutions

CLIENT acknowledges and agrees that each Card Association, Payment Network, or Financial Institution is the owner of the trademarks and service marks associated with that Card Association, Payment Network, or Financial Institution. CLIENT will not contest the ownership of such marks and acknowledges without risk or prejudice to NECP that any applicable Card Association, Payment Network, or Financial Institution has the unequivocal right to immediately and without advance notice prohibit CLIENT from performing any further service or activity relating to use of such marks and to suspend the operation of any Products if CLIENT could be deemed to have violated or infringed any Bylaws, Intellectual Property Rights or other rights.

9.	COMPLIANCE WITH REGULATIONS, BYLAWS AND PROCEDURES

CLIENT agrees unequivocally to comply with all Bylaws, laws, governmental rules and procedures, Payment Network rules, Card Association rules, BIN Sponsorship rules, compliance and operating practices, policies and procedures, and NECP’s compliance and operational practices, policies and procedures, as may be in effect from time to time and may be applicable to the conduct of CLIENT’S business under the terms of this Agreement, including but not limited to: Bylaws and rules regarding AML activities; KYC activities; independent sales organisations (“ISO”), member service providers (“MSP”), and the reasonable instructions and requests made by NECP, Payment Networks, Card Associations, or Financial Institutions in connection therewith, all of which shall form a part of this Agreement as if fully documented herein. Without limiting the foregoing, if at any time and for any reason CLIENT is in receipt of confidential Account Holder data CLIENT shall treat all of that data as sensitive and confidential information and shall adhere to international best practice and security standards in respect of the storage, transmission and management of such data including but not limited to the PCI Standards and ISO27001. CLIENT acknowledges that it is responsible for the security of any and all Account Holder data it may receive, store, transmit and/or possess. In the event that NECP are assessed or become liable to assessment of any fees by a Payment Network, Card Association, Financial Institution, or Regulatory Authority or other third party with jurisdiction as a result of CLIENT’S breach of the provisions of this Clause 9, NECP shall notify CLIENT and CLIENT agrees that it shall be solely responsible for the full payment of such fees without limitation directly to the assessing party within seven (7) days from the date of such notice.

10.	RELATIONSHIP OF NECP AND CLIENT

10.1.	Independent Contractors

The Parties acknowledge and agree that NECP and CLIENT are independent contractors and that the relationship arising as a result of this Agreement and the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Service and Digital Banking Technologies provided by NECP to CLIENT does not constitute or create a general agency, joint venture, partnership, employment relationship or franchise between CLIENT and NECP. In all dealings with any third parties, neither Party shall identify or represent itself as the other, or the other’s agent, provided however that CLIENT may identify itself as a customer of NECP and NECP may identify itself as supplier to CLIENT.

10.2.	No Authority

Neither Party authorises or empowers the other to make agreements, negotiate terms or execute contracts on behalf of or to bind the Party or Party’s Affiliates in any way. Neither Party shall be obligated by or have any liability under any agreements or representations made by the other Party that are not expressly authorised by the first Party in writing.

CLIENT: _______ NECP: ________	14 of 27

11.	TERM

In this Agreement the term shall comprise both the initial period as well as any subsequent Renewal Period as defined in this Clause 11 (the “Term”). The initial period of the Term shall commence on the Funding Date when CLIENT shall become liable for the payment of Charges and shall continue until the last day of the month occurring sixty (60) months following the Go Live Date (the “Initial Period”) unless terminated by one of the Parties under the provisions of Clause 12 of this Agreement. At the end of the Initial Period, this Agreement shall be automatically renewed for successive twenty four (24) month periods (each, a “Renewal Period”), unless one of the Parties serves notice in writing to the other of its’ intent not to renew at least three (3) months prior to the end of the Initial Period or any Renewal Period, whereupon this Agreement shall terminate on the day prior to the date that the automatic renewal would have taken effect.

12.	TERMINATION

12.1.	Termination Rights

In addition to any other termination rights described in this Agreement, each Party shall have the right to terminate this Agreement immediately upon delivery of written notice in the event the other Party or an officer or director of the other Party:

12.1.1.	makes or attempts an unauthorised transfer or assignment of this Agreement; or

12.1.2.	the other Party makes an arrangement with its creditors; or

12.1.3.	the other Party becomes insolvent and is unable to pay its debts as they become due, or makes a voluntary petition for bankruptcy or is the subject of an involuntary petition for bankruptcy against it that prevents it from carrying on its day to day business and is not dismissed within ninety (90) days; or

12.1.4.	an administrator, trustee or receiver is appointed voluntarily or by a court of competent jurisdiction and the Party that is the subject of the administration, trusteeship or receivership is unable to maintain at least 70% of the average Charges paid to NECP for the three (3) preceding months and/or is otherwise unable to meet the terms of this Agreement in any way.

12.2.	Failure to Rectify a Material Breach

Either Party may terminate this Agreement upon delivery of written notice if the other Party fails to cure a material breach within thirty (30) days of being notified thereof. Notwithstanding the foregoing, NECP may terminate this Agreement with immediate effect in the event of a breach of Clause 3.6 herein.

12.3.	Termination for Convenience

CLIENT may terminate this Agreement for convenience without cause or explanation pursuant to the following procedures and obligations:

12.3.1.	The CLIENT shall issue a written notice of termination to the other Party specifying a date upon which the termination shall become effective (the “Effective Termination Date”) provided that the date specified is no less than one hundred and eighty (180) days after the date that the notice is received.

12.3.2.	At the Effective Termination Date, unless otherwise agreed by the Parties, NECP shall stop work, and each Party shall comply with the provisions of Clause 13 of this Agreement.

12.3.3.	If CLIENT terminates this Agreement for convenience under the provisions of this Clause 12.3 it shall pay to NECP the average of the monthly Charges invoiced for the three months immediately preceding the Effective Termination Date which shall be multiplied by the lesser of (i) the remaining number of months left of the Term; or (ii) twelve months. CLIENT acknowledges and agrees that the actual lost Charges incurred by NECP as a result of CLIENT’S early termination of this Agreement would be variable and based on the number of Accounts and Account Holders using the Processing Services and Digital Banking Technologies at the Effective Termination Date and the features availed and Transactions performed by those Account Holders and as such is impossible to calculate absolutely. Accordingly, CLIENT acknowledges and agrees that the calculation described in this Clause 12.3.3 represents a fair and equitable method of determining an appropriate financial settlement due to NECP and is not a penalty. Should CLIENT choose to exercise its right to terminate this Agreement for convenience under the provisions of this Clause 12.3 CLIENT agrees to pay the amount calculated using the method described in this Clause 12.3.3 within five (5) Business Days of the effectiveness of termination. NECP agrees to accept such payment as settlement in respect of lost Charges.

CLIENT: _______ NECP: ________	15 of 27

12.4.	Termination of the License Agreement

Either Party may terminate this Agreement upon delivery of written notice if the other Party rightfully terminates the License Agreement or is in breach of the License Agreement and fails to remedy such breach according to the terms of the License Agreement.

12.5.	Failure to Pay Charges

NECP may suspend the provision of the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies forthwith including disabling CLIENT’S access to the Processing Services and Digital Banking Technologies and suspending the creation of new Account, Card and Transaction records pursuant to this Agreement or terminate this Agreement, in each case effective immediately upon the provision of notice in the event CLIENT fails to pay any undisputed amounts due, but only if CLIENT has not paid such amount within fifteen (15) days of written notice.

12.6.	Termination of Due to Funding Date Expiration

This Agreement shall terminate if CLIENT fails to secure the Funding by the Funding Date.

13.	TERMINATION CONSEQUENCES

13.1.	Wind Down Period

Provided this Agreement is not terminated by NECP pursuant to Clause 12.1, Clause 12.2, or Clause 12.4 above, and if notified in writing by CLIENT no less than thirty (30) days prior to the final day of the Term or the Effective Termination Date, NECP will continue to provide the Inclusive Technical Support, Additional Technical Support, Operations Activities, and Processing Services to CLIENT for up to six (6) months (the “Wind Down Period”) following the final day of the Term or the Effective Termination Date. During the Wind Down Period the provision of the Inclusive Technical Support, Additional Technical Support, Operations Activities, and Processing Services shall be limited to Accounts, Cards and Account Holders in existence on the date of termination and shall be subject to CLIENT’S prompt payment of any and all Charges due and CLIENT’S full compliance with the terms of this Agreement. Furthermore, subject to CLIENT’S written notification and CLIENT’S continuing prompt payment of Charges and full compliance with the terms of this Agreement NECP agree to extend the Wind Down Period for further periods of three (3) months. During the Wind Down Period NECP shall comply with reasonable requests for assistance from CLIENT in the transition of operational and support task for CLIENT Products from NECP to CLIENT or any other provider of such services that may be selected by CLIENT.

13.2.	Effect of Termination

This Agreement shall remain fully operative and termination shall not release the Parties or affect any obligations of or liabilities incurred by each Party prior to the effective date of such termination. Notwithstanding the generality of the foregoing CLIENT agrees that upon the expiration or termination of this Agreement for any reason, CLIENT and its Affiliates and Agents shall continue to comply with Clause 6, Clause 8, Clause 9 and Clause 15 of this Agreement which shall survive termination. In particular CLIENT agrees that it will immediately pay all fees and charges due to NECP on first demand and without limitation, that it will cease using the NECP Brand and not thereafter use any actual or similar marks in any manner, or identify itself or any business as being associated with NECP; and that it will abide by the covenants of confidentiality set forth herein.

NECP agrees that upon the expiration or termination of this Agreement for any reason, NECP and its Affiliates and Agents will cease using the CLIENT Brand and the CLIENT Content and not thereafter use any actual or similar marks in any manner, or identify itself or any business as being associated with CLIENT; and will comply with the provisions of this Agreement which survive termination.

13.3.	Return of Property

Immediately after the effective date of expiration or termination of this Agreement and any Wind Down Period, CLIENT shall return any property of NECP in CLIENT’S possession including but not limited to Documentation, training materials and other materials of any kind supplied to CLIENT by NECP, including copies, reproductions and translations thereof. Immediately after the effective date of expiration or termination and any Wind Down Period, NECP shall return any property of CLIENT to CLIENT, including all copies, reproductions and translations thereof.

CLIENT: _______ NECP: ________	16 of 27

14.	WARRANTIES, DISCLAIMER OF WARRANTIES AND LIABILITY LIMITATIONS

14.1.	NECP Warranties

NECP warrants to CLIENT that Products configured on the Processing Services and Digital Banking Technologies will materially conform to the business requirements specifications mutually agreed by NECP and CLIENT and any deviations will not have a material negative impact on CLIENT.

14.2.	WARRANTY DISCLAIMER

EXCEPT AS PROVIDED IN THIS CLAUSE 14, THIS AGREEMENT EXCLUDES, AND NECP HEREBY SPECIFICALLY AND CATEGORICALLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies, OR ANY COMPONENTS OR PARTS THEREOF, AND/OR ANY OTHER TECHNOLOGY PRODUCT OR SERVICE PROVIDED BY NECP TO CLIENT HEREUNDER, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MARKETABILITY AND/OR FITNESS FOR ANY PARTICULAR PURPOSE DEFINED OR UNDEFINED. NOR ARE THERE ANY WARRANTIES CREATED BY A COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE. NECP DOES NOT WARRANT THAT the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies WILL MEET CLIENTS NEEDS, OR BE USABLE WITHOUT THE NEED TO OBTAIN LICENSES FROM THIRD PARTIES FOR PROPRIETARY PROCESSES OR Technologies; OR THAT ALL ERRORS CAN BE CORRECTED, OR THAT Provision OF THE Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies AND OTHER SOFTWARE or services USED IN CONNECTION THEREWITH WILL BE UNINTERRUPTED OR ERROR-FREE. THE FOREGOING EXCEPTIONS ARE AN INTRINSIC AND ESSENTIAL PART OF THIS AGREEMENT AND FORMED THE BASIS FOR DETERMINING THE CHARGES.

14.3.	Mutual Warranties

Each Party hereby warrants that:

14.3.1.	It has the full authority to enter into and fully perform its obligations under this Agreement;

14.3.2.	The execution, delivery and performance of this Agreement by such Party does not conflict with or breach any separate agreement to which it is a party and/or by which it is bound; and

14.3.3.	Such Party shall comply with all applicable Bylaws, rules and regulations applicable to such Party’s activities in connection with this Agreement.

14.4.	Limitation of Liability

In any case and under any circumstances, subject to the governing law of this Agreement, NECP’s and CLIENT’S entire total and cumulative liability under any and all provisions of this Agreement is limited to the lesser of (i) one hundred percent (100%) of the Charges paid by CLIENT to NECP during the twelve (12) month period immediately preceding the occurrence resulting in such liability, or (ii) US$500,000. NECP or CLIENT shall not, under any circumstance, be liable for any damages for lost profits (whether direct or indirect), or any special, punitive, incidental, indirect or consequential damages whether based on a breach of contract, tort (including negligence), product liability, or otherwise, and regardless of whether that party has been advised of the possibility of such damages.

CLIENT: _______ NECP: ________	17 of 27

15.	CONFIDENTIALITY

15.1.	Confidential Information

NECP, its Affiliates, employees and subcontractors and CLIENT and its Affiliates and Agents each acknowledge that the other Party has or will have access to and will continue to have and have access to information which has commercial value in its business and is not in the public domain. “Confidential Information” means information without regard to form or media related to the services or business of the disclosing Party which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts by the disclosing Party that are reasonable under the circumstances to maintain its secrecy, including without limitation (i) marking any information presented in a tangible form with a clear legend identifying that it is confidential or proprietary in its nature, (ii) identifying any oral presentation or communication as confidential immediately before, during or after such oral presentation or communication, or (iii) otherwise treating such information as confidential. Confidential Information includes, but is not limited to, software, source codes, object codes, technical and non-technical data, formulas, patterns, compilations, devices, drawings, written copy, processes, methods, techniques, designs, Product plans, financial and/or commercial plans, Product plans, and lists of actual or potential customers and suppliers which are not commonly known by or available to the public, any and all proprietary business information, including, without limitation, the prices, terms and conditions of this Agreement, the processes and procedures related to the Infrastructure, Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies, Data Elements, Variable Data Elements, information regarding CLIENT’S and NECP’s (and their Affiliates and/or Agents) customers, agents, accounts, pricing, marketing strategy, and any and all proprietary information of such Party of which the receiving Party becomes aware as a result of its access to and presence at the other Party’s facilities or otherwise.

15.2.	Obligations

15.2.1.	CLIENT and NECP will not use or disclose the Confidential Information of the other party except for the purposes of this Agreement and as authorised hereunder. Each party shall use reasonable methods, no less than the same methods it uses to protect its similar confidential or proprietary information to prevent the unauthorised use or disclosure and to protect Confidential Information belonging to the disclosing party. The recipient party shall promptly report to the disclosing party any suspected or actual unauthorised use or disclosure of the disclosing party’s Confidential Information, and agrees to provide any reasonable assistance in the investigation of any such unauthorised use or disclosure.

15.2.2.	Under no circumstances shall CLIENT knowingly demonstrate or share or disclose in any way the Digital Banking Technologies, Processing Services, Documentation, or any information relating to or any component thereof or any information relating to or any component of Infrastructure, the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, and Operations Activities to any individual or entity without the express permission of NECP.

15.2.3.	Under no circumstances shall CLIENT attempt to or otherwise engage in any activity that would constitute or result in the reverse engineering of NECP’s technology, methodology or services encompassed in the Infrastructure, Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies.

15.2.4.	Without limiting the generality of the foregoing, but subject to Clauses 3.9 and 17.13, neither Party will publicly disclose the terms of this Agreement without the prior written consent of the other. Furthermore, neither NECP nor CLIENT will make any use of Confidential Information belonging to the other Party; acquire any right in or assert any lien against the disclosing Party’s Confidential Information; except as governed by the terms of this Agreement; or refuse to promptly return, provide a copy of or destroy such Confidential Information upon the request of the disclosing Party.

15.3.	Exclusions

Notwithstanding the foregoing, this Clause 15 will not apply to any information which NECP or CLIENT can demonstrate was: (a) at the time of disclosure, in the public domain; (b) after disclosure, published or otherwise became part of the public domain through no fault of the receiving Party; (c) received from a third party who was under no duty of confidentiality and had a lawful right to disclose such information. Furthermore, either Party may disclose the other Party’s Confidential Information to the extent required by law, under any Bylaw, or by order of court or government or a Regulatory Authority (collectively, an “Order”) provided that, in such event, the Party so required to disclose such information shall, as soon as is reasonably possible after learning of such a requirement of disclosure, give the other Party notice of such requirement of disclosure, unless such notice is prohibited by the Order.

CLIENT: _______ NECP: ________	18 of 27

15.4.	Limitations.

15.4.1.	The covenants of confidentiality set forth herein shall apply to any Confidential Information disclosed to the receiving Party before or after the date of this Agreement.

15.4.2.	The obligations of this Clause 15 shall survive the expiration or termination of this Agreement for a period of three (3) years following such expiration or termination.

15.4.3.	The recipient Party shall obtain no rights of ownership in the Confidential Information of the other Party.

15.4.4.	Notwithstanding anything contrary herein, the rights and obligations of this Clause 15 may be enforced by legal action seeking injunctive relief without posting a bond.

16.	INDEMNIFICATION

16.1.	Indemnification of NECP by CLIENT

CLIENT agrees to indemnify and hold NECP and its subsidiaries, Affiliates, shareholders, directors, officers, employees, Agents and assignees harmless against, and to reimburse them for, any loss, liability, taxes or damages (actual) and all reasonable costs and expenses of defending any claim brought against any of them or any action in which any of them is named as a party (including, without limitation, reasonable accountants’, attorneys’ and expert witness fees, costs of investigation and proof of facts, court cost other litigation expenses and travel and living expenses) which any of them may suffer, sustain or incur by reason of claims alleging (a) alleging bodily injury, (including death), damage to real or tangible personal property; or (b) brought by CLIENT’S employees under any applicable Bylaws; or (c) alleging failure of CLIENT to timely and/or properly pay all fees, penalties or other payments due to a Card Association, Payment Network, Financial Institution, governmental body or Regulatory Authority that may be applicable to CLIENT or the performance by CLIENT of its obligations under the terms of this Agreement; or (d) CLIENT’S breach of any term or provision of this Agreement; or (e) the violation by CLIENT or CLIENT’S Agents or employees of any of the provisions of Clause 11 herein with respect to the use of the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies or the provision of Accounts and Cards to Account Holders; or (f) the breach by CLIENT, its Agents or employees or any other persons that it enables to access and use the Processing Services or Digital Banking Technologies in breach of any term or provision of the Bylaws; or (g) the wilful misconduct, fraud, intentional tort or gross negligence of CLIENT, its Agents or, employees, or any other persons that it enables to access and use the Processing Services and Digital Banking Technologies with respect to the use of or provision of Processing Services and Digital Banking Technologies; or (h) any claim made by any third party including but not limited to Account Holders or Customers or Agents against NECP attributable in whole or in part to CLIENT, its Agents or employees, or any other persons that it enables to access and use the Processing Services and Digital Banking Technologies with respect to the use of or provision of the Processing Services and or Digital Banking Technologies.

16.2.	Indemnification of CLIENT by NECP

16.2.1.	Subject to the terms of this Clause 16.2, NECP shall, at its sole cost and expense, defend, or at its sole option, settle, indemnify and hold harmless CLIENT and the directors, officers, employees and Agents of the foregoing (“CLIENT Indemnitees”) from and against any third party claim: (i) for bodily injury, death or damage to real or tangible personal property caused by NECP’s gross negligence or (ii) brought by NECP’s employees alleging failure to comply with any applicable Bylaws; collectively. (a “Claim”).

16.2.2.	NECP’s obligations to indemnification shall be subject to: (a) CLIENT notifying NECP of any such Claim immediately it becomes aware of such Claim, (b) CLIENT providing NECP with reasonable assistance, information, and cooperation in defending the lawsuit or proceeding (c) CLIENT giving NECP full control and sole authority over the defence and settlement of such Claim, provided settlement fully releases CLIENT and is solely for monetary damages and does not admit any liability on behalf of the CLIENT Indemnitees. Notwithstanding the following, CLIENT may join in defence and settlement discussions directly or through legal counsel of CLIENT’S choice at CLIENT’S own cost and expense.

CLIENT: _______ NECP: ________	19 of 27

17.	MISCELLANEOUS

17.1.	Governing Law and Exclusive Jurisdiction

Subject to Clause 17.4, this Agreement shall be governed by and interpreted in accordance with laws of the State of Delaware and the federal laws of the United States. This Agreement is originally written in the English language and the English language version shall control over any translations. If any provision of this Agreement is illegal or unenforceable, it will be deemed stricken from the Agreement and the remaining provisions of the Agreement will remain in full force and effect.

17.2.	Employees

The Parties agree that personnel and subcontractors employed by each Party to perform services under this Agreement are not employees or agents or subcontractors of the other Party and each Party assumes full responsibility for the acts of its employees and agents and subcontractors. Each Party shall have sole responsibility for supervision, daily direction and control of its own personnel. Each Party shall be responsible for complying with rules regarding employment, employment conditions, residency status, social security contributions, taxes and other conditions and/or Bylaws as required by law.

17.3.	Assignment

Neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by CLIENT, directly, indirectly or by any operation of law without the prior written approval of NECP. Such approval shall not be unreasonably withheld except in that event that CLIENT attempts to assign this Agreement to a competitor of NECP or any of its Affiliates upon which consent may be withheld. Any assignment or transfer or attempted assignment or transfer without prior written approval of NECP shall constitute a breach of this Agreement and no rights or interests hereunder shall be conveyed. NECP may at any time assign, transfer, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Agreement provided the assignee assumes and agrees to comply with all the obligations under this Agreement. NECP shall notify CLIENT of any such assignment and CLIENT may terminate this Agreement by written notice within three (3) months of such notice of assignment where the assignee is an entity that Licensee is prohibited from contracting with.

17.4.	Dispute Handling

The Parties agree to resolve any dispute in connection with this Agreement through good faith negotiations. In the event that a resolution of a dispute is not reached within fifteen (15) days of negotiations commencing the matter shall be escalated to the Chief Executive Officer of CLIENT and the Chief Executive Officer of NECP who shall attempt to agree a final resolution to the dispute. In the event that a resolution is still not agreed within a further fifteen (15) days, the dispute, except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights or Intellectual Property Rights, disputes relating to Confidential Information, or the NECP Brand, or the enforcement of any claims seeking equitable relief, any claim arising out of or relating to dispute, interpretation or enforcement of any provision in this Agreement, or any breach thereof, shall be submitted to arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three and the place of arbitration shall be New York, United States of America. The language(s) of the arbitration shall be English. Any award shall be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction. Each party shall bear their own costs for the arbitration, but they shall equally share the fees of the arbitrators. The arbitrators are explicitly authorised to award attorneys’ fees as part of any award. This arbitration provision shall be deemed to be self-executing and in the event either Party fails to appear at any properly noticed arbitration proceeding, award may be entered against either Party notwithstanding a Party’s failure to appear. Nothing in this Clause 17.4 shall bar the right of either Party to seek and obtain injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that is likely to cause irreparable harm pending completion of the arbitration. For those matters excluded from arbitration under this provision, the Parties agree to use the United States Federal Courts located in the Eastern District of New York and they consent to the jurisdiction thereof for service of process.

CLIENT: _______ NECP: ________	20 of 27

17.5.	Binding Effect

This Agreement is binding upon the Parties hereto, their respective executors, administrators, heirs, assigns and successors in interest.

17.6.	Impossibility of Performance

Neither NECP nor CLIENT shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations (with the exception of payment of Charges) results from: (i) compliance with any law, ruling, order, regulation including but not limited to the Bylaws, or requirement of a Regulatory Authority, Card Association, Payment Network, Financial Institution providing BIN Sponsorship, or any governmental body or any department or agency thereof or court of competent jurisdiction; (ii) acts of God; (iii) acts or omissions of the other Party; or (iv) pandemics, endemics, fires, strikes, embargoes, war, insurrection, terrorist acts or riot. Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable and accordingly any Charges due for any such services not provided or delayed may be withheld until restored.

17.7.	Survival

The terms and provisions of any paragraphs or Clauses which by their terms require that they survive expiration or termination of this Agreement shall so survive the expiration or termination of this Agreement.

17.8.	Licenses

Except as provided herein and under the terms of the License Agreement, no other licenses, expressed or implied, to the NECP IP under any treaties, copyrights or patents are granted to CLIENT hereunder.

17.9.	Notices

All notices required to be delivered by the provisions of this Agreement shall be deemed to have been received: (i) when delivered by hand; or (ii) on the day of delivery confirmation after being delivered by a reputable international courier service; or (iii) at the time sent via email; in each case to the principal business address or an agreed email address of the Parties set forth above, or such other principal business address or email address of which the notifying Party has been notified in accordance with this Clause 17.9 (“Business Address”).

The Parties agree that the Business Address for the Parties as of the date of this Agreement are as follows:

NECP:

Office 32, Building 869, Road 3618, Block 436

Seef District

Kingdom of Bahrain

Attn: Mr. Andrew Sims, CEO

and

CLIENT:

5876 Owens Avenue

Suite 100

Carlsbad CA 92008

United States of America

Attn: Luke D’Angelo

The Parties further agree that, with regard to CLIENT, the following email addresses shall be valid for service of notice under this Agreement: Ldangelo@apptechcorp.com and gwachs@apptechcorp.com and with regard to NECP, the following email addresses shall be valid for service of notice under this Agreement: andrew.sims@necpayments.com and fuad.nonoo@necpayments.com.

CLIENT: _______ NECP: ________	21 of 27

17.10.	Severability

In the event that any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable the remainder of this Agreement shall remain valid and enforceable according to its terms and shall be given the most reasonable and closest interpretation to the context, provisions and intent of the whole Agreement that may be possible in the absence of the invalid or unenforceable provision. Without limiting the foregoing, it is expressly understood and agreed that each and every provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages is intended by the Parties to be severable and independent of any other provision and to be enforced as such. Further, it is expressly understood and agreed that in the event any remedy hereunder is determined to have failed its essential purpose, all other limitations of liability and exclusion of damages set forth herein shall remain in full force and effect.

17.11.	No Waiver

The provisions of this Agreement may not be waived except in writing and signed by both parties. No waiver of any provision hereof shall be deemed a continuing waiver, nor shall any delay or failure to exercise any right or remedy be deemed a waiver thereof.

17.12.	Non-Solicitation

Each Party agrees not to directly or indirectly solicit the other Party’s current employees or hire the other Party’s during the term of this Agreement and for a period of one (1) year after any termination or expiration thereof, except with the other Party’s prior written consent.

17.13.	NECP’s Publicity and Advertising Rights

In consideration for the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, Processing Services and Digital Banking Technologies to be performed or provided by NECP, as provided hereunder, CLIENT hereby consents to NECP’s use of CLIENT’S name and its relationship with NECP under this Agreement and the License Agreement for any of NECP’s publicity and advertising. For that purpose, CLIENT also grants a non-exclusive license and right to NECP to use CLIENT’S name, and related trademarks, service marks and trade names. Such publicity and advertising may include, but shall not be limited to, NECP’s news/press releases, and the inclusion of the CLIENT’S name in a list that NECP may post on its web site and/or other marketing materials.

17.14.	Clause and Paragraph Headings

The headings of Clauses and paragraphs contained herein are for convenience of reference only and do not form a part of this Agreement.

17.15.	Entire Agreement

This Agreement including the introduction and Schedules sets forth the entire Agreement between the Parties as to the subject matter hereof and supersedes all prior agreements or discussions between them. Neither of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth subsequent to the Effective Date hereof in writing in the form of an addendum that is signed and stamped by the duly authorised representatives of both Parties.

CLIENT: _______ NECP: ________	22 of 27

In witness whereof the Parties hereto have executed, sealed and delivered this Agreement in one or more counterparts on the 11 February 2021.

For and on behalf of:
NEC Payments B.S.C.(c)

/s/ Fuad Nonoo
Fuad Nonoo
Chairman and Authorized Person

For and on behalf of:
APPTECH CORP.

/s/ Luke D’Angelo
Luke D’Angelo
Interim Chief Executive Officer and Executive Director

CLIENT: _______ NECP: ________	23 of 27

Schedule A: Schedule of CHarges

The Charges described in this Schedule A are payable to NECP by CLIENT under the terms of this Agreement.

1.	Revenue Share

CLIENT shall pay to NECP the following shares of revenues:

a)       a revenue share equal to 30% (Thirty Percent) of the Net Revenues generated from Products related to issuer processing technologies operated on the Digital Banking Technologies using the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, and Processing Services.

b)       a revenue share equal to 15% (Fifteen Percent) of the Net Revenues (the ‘Revenue Share’) generated from Products related to payment acceptance processing technologies operated on the Digital Banking Technologies using the Implementation Services, Inclusive Technical Support, Additional Technical Support, Consulting, Operations Activities, and Processing Services for twelve (12) months following the Go Live Date. Should the transaction volume targets described in Clause 2(a) of the License Agreement be achieved, the 15% (Fifteen Percent) Revenue Share shall be extended for twelve (12) month periods on a rolling basis in accordance with the provisions of Clause 2.2. If CLIENT fails to meet the aforementioned transaction volume target in any particular period references in Clause 2.2, the Revenue Share shall revert to 30% (Thirty Percent) for all Products from the end of that period henceforth.

For the avoidance of doubt, net revenues (‘Net Revenues’) shall be calculated as gross revenues less direct costs of sales (Payment Network, Card Association, BIN Sponsorship and other direct third party costs related to the provision of Accounts and Cards to Account Holders and the processing of Transactions) and shall exclude any CLIENT operating expenses which shall be on the sole account of CLIENT.

2.	Compliance Processing and Support Fees

CLIENT shall pay to NECP a fee of USD[****] (Three United States Dollars) per customer on-boarding request processed by NECP resources via the Digital Banking Technologies.

3.	Financial Control and Reconciliation Fees

CLIENT shall pay to NECP a fee of USD[****](Five Thousand United States Dollars) per Product configured and operated by NECP using the Digital Banking Technologies in respect of maintain the Product general ledger, daily reconciliations of customer balances, credit & debit Transactions, and Payment Network settlement, and the production of income, key performance indicator, and business information reporting.

4.	Optional Additional Services

CLIENT may avail additional professional services resources from NECP for Consulting, Additional Technical Support, additional Operations Activities requested outside of the scope of this Agreement, and changes requested by CLIENT to the Processing Services or Digital Banking Technologies under the provisions of Clause 3.5D herein subject to the following rates per man day:

-	Engineering Resources: USD[****] ([****] United States Dollars) per man day

-	Implementation Resources: USD[****] ([****] United States Dollars) per man day

-	Project Management Resources: USD[****] ([****] United States Dollars) per man day

-	Infrastructure Support Resources; USD[****] ([****] United States Dollars) per man day

-	Software Support Resources; USD[****] ([****] United States Dollars) per man day

5.	Implementation Services, Inclusive Technical Support and License Fees

Charges and fees relating to the Implementation Services, Inclusive Technical Support, Processing Services and Digital Banking Technologies provided under the terms of this Agreement and the License Agreement memorialized in and subject to the terms and conditions of the License Agreement.

CLIENT: _______ NECP: ________	24 of 27

Schedule B: Service Level Agreement (SLA) and Service Level Credits

1.	SERVICE LEVELS

Failure of the following service levels described in this Schedule B will result in actions as defined in Schedule B Clause 3: Service Level Credits.

Category	Description	Support resource	SLA Metric	Service Credit
Operating Activities
Compliance Processing (Individual consumer on-boarding requests)	The availability of resources to process compliance applications and approval requests received through the Digital Banking Technologies.	NECP Compliance Team	Requests to be reviewed and processed within 4 hours if received during normal working hours and within 4 hours of the start of the next Business Day if received outside of normal working hours.	Service Credit as defined below
Compliance Processing (Business or Corporate on-boarding requests)	The availability of resources to process compliance applications and approval requests received through the Digital Banking Technologies.	NECP Compliance Team	Requests to be reviewed and processed by end of following Business Days if received during normal working hours and within 2 Business Days if received outside of normal working hours.	Service Credit as defined below
Reporting Availability	The availability of daily batch reports (Account balance and Transactions reports) through SFTP or web application	NECP Financial Control Team	By 0800 next Business Day	Service Credit as defined below
Reconciliation Availability	The availability of daily reconciliation reports (Account reconciliations, and Card Association & Payment Network settlement reconciliation reports) through SFTP or web application	NECP Financial Control Team	By 1400 next Business Day	Service Credit as defined below
Inclusive Technical Support and Additional Technical Support Availability	The availability and response of Level 1 / Level 2 Technical Support Teams by phone, email or ticket. See severity definitions and response times described in Schedule B Clause 2 below.	NECP Support Team	Available 24x7x365	Not applicable

CLIENT: _______ NECP: ________	25 of 27

2.	TECHNICAL SUPPORT AVAILABILITY METRICS

Failure of the following service levels will be discussed on a monthly basis to determine further actions to be taken to address any deficiencies.

INCIDENT SEVERITY DEFINITIONS AND INITIAL RESPONSE TIMES

Severity	Incident Definition	Initial Response Time
Severity 1	A major system outage, affecting multiple Products and affecting all Account Holders of CLIENT. Mission critical, without work around, preventing CLIENT from conducting business with potential for financial or reputational loss.	<1Hour
Severity 2	A systems outage that affect one or more Products. CLIENT’S normal business operations are impacted, but a work around solution is available.	< 6 Hours
Severity 3	A bug or minor systems outage that affects select Products or Account Holders of CLIENT. CLIENT’S normal business operations are not impacted.	< 24 Hours

3.	SERVICE LEVEL CREDITS

If NECP fails any Service Levels listed above that are eligible for Service Credits, then it will enter into a probation period for the next two months. If it fails same Service Level during the two month probation period, a Service Credit of USD500.00 (Five Hundred United States Dollars) shall become payable and a credit note shall be issued to CLIENT.

Service Level Failures are neither cumulative nor additive. Service Credit will be applied for only one Service Level failure, e.g. a failure in the Reporting Availability resulting in a failure in the Reconciliation Availability would result in application of only one Service Credit.

CLIENT: _______ NECP: ________	26 of 27

SCHEDULE C: NECP Brand

CLIENT: _______ NECP: _______	27 of 27